Exhibit 99.1

QUARTERLY REPORT DECEMBER 2024 Comments from Managing Director and CEO, Douglas Thompson We officially opened Mammoth Underground Mine in December and held the 'First Coal' ceremony, a major milestone in delivering Coronado’s growth portfolio. The Mammoth Underground Mine has been delivered on time and to budget. We expect to ramp up production throughout 2025 as we progressively commission each new panel through to steady state performance. During the quarter, the priority remained on building coal inventory, lowering the cost base of the business by removing fleets from the Curragh Complex and increasing productivity of the dragline system, each successfully executed. We ended the year with 0.6 Mt of ROM inventory which was better than planned and would have resulted in Saleable production of ~15.8 Mt for the year if processed. The benefit of which will be realised in January 2025. We believe we are well positioned for the near term met coal market challenges with the successful implementation of derisking activities, the delivery of the growth portfolio, enhanced liquidity and a strong balance sheet. The focus for 2025 remains on driving operational improvements and further reducing costs which are underpinned via ongoing productivity enhancements and the development of our organic growth pipeline, particularly the Mammoth Underground Mine and Buchanan Expansion projects, both of which are expected to have extremely positive prospects and continue to be developed from available cash. OPERATIONS ➢ Mammoth Underground Mine (Curragh Complex) delivered first coal on time and on budget in December 2024. ➢ Buchanan expansion remains on budget and schedule. ➢ Improved performance from our Australian operations supported a solid quarter. ➢ Q4 Group ROM production 6.9 Mt, up 8.8%; Saleable production 4.0 Mt, up 4.1%; and Sales volumes 4.1 Mt, up 4.7%, against Q3. ➢ December YTD Group ROM production 26.6 Mt, up 4.5%; Saleable production 15.3 Mt, down 3%; and Sales volumes 15.8 Mt, in line with previous year. ➢ Australia TRIFR of 2.22 and U.S. TRIR of 2.22 as at 31 December 2024, with both regions below respective industry averages. FINANCIAL ➢ Q4 Group revenue of $558 million; December YTD 2024 Group revenue of $2,508 million. ➢ Strong Closing Cash balance of $340 million and available liquidity $468 million as of 31 December 2024. ➢ Q4 Average Mining Costs Per Tonne Sold $97.3, 17% below prior quarter, a reflection of success delivered from the productivity improvement and cost reduction program at the Curragh Complex. ➢ Full year Capital Expenditure of $250 million reflects investment in growth projects, access to additional reserves and extension of asset life. ➢ Appointment of Chief Financial Officer Barrie van der Merwe effective 1 April 2025.

QUARTERLY REPORT
DECEMBER 2024

OPERATIONS AND SALES

Quarterly Segment Production, Sales volumes, and Realised pricing

Summary Information (unaudited)		Dec Q24	Sep Q24	Change	Dec 2024 YTD	Dec 2023 YTD	Change
ROM production	**Mt**	**6.9**	**6.3**	**8.8%**	**26.6**	**25.4**	**4.5%**
Australia	Mt	3.4	2.6	29.1%	12.6	12.8	(1.9%)
USA	Mt	3.5	3.7	(5.7%)	14.0	12.6	10.9%
Saleable production	**Mt**	**4.0**	**3.8**	**4.1%**	**15.3**	**15.8**	**(3.0%)**
Australia	Mt	2.6	2.3	12.9%	9.7	10.0	(3.6%)
USA	Mt	1.4	1.6	(8.6%)	5.7	5.8	(1.9%)
% Met Coal	**%**	**76.6%**	**82.6%**	**(6.0%)**	**79.8%**	**79.6%**	**0.2%**
Sales volumes	**Mt**	**4.1**	**3.9**	**4.7%**	**15.8**	**15.8**	**0.0%**
Australia	Mt	2.6	2.4	6.1%	10.2	9.9	3.4%
USA	Mt	1.6	1.5	2.5%	5.6	6.0	(5.5%)
Sales Mix							
Met Coal	%	76.6%	81.0%	(4.4%)	79.3%	75.8%	3.5%
Thermal Coal	%	23.4%	19.0%	4.4%	20.7%	24.2%	(3.5%)
Export Sales	%	68.2%	70.6%	(2.4%)	69.6%	72.3%	(2.7%)
Domestic Sales	%	31.8%	29.4%	2.4%	30.4%	27.7%	2.7%
Realised Pricing							
AU- Realised Met Price (FOB)	US$/t	176.9	193.8	(8.7%)	203.9	230.2	(11.4%)
PLV HCC FOB AUS Index Price	US$/t	202.8	210.7	(3.7%)	240.4	296.3	(18.9%)
% of PLV HCC FOB AUS Index	%	87.2%	92.0%	(4.8%)	84.8%	77.7%	7.1%
US - Realised Met Price (FOR)	US$/t	147.3	162.8	(9.5%)	160.1	196.9	(18.7%)
% of PLV HCC FOB AUS Index	%	72.6%	77.3%	(4.7%)	66.6%	66.5%	0.1%
Group - Realised Met Price (combined FOB/FOR)	US$/t	163.2	179.6	(9.1%)	185.3	215.7	(14.1%)
% of PLV HCC FOB AUS Index	%	80.5%	85.3%	(4.8%)	77.1%	72.8%	4.3%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to page 7 for production and sales data by mine. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. In Q1 2024, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is not included as part of Saleable production. Comparative Saleable production figures have not been updated for this revised methodology.

Group Production Overview

On a YTD basis, at December 2024 Coronado has achieved ROM production of 26.6 Mt, up 4.5% compared to 2023 and up 4.9% compared to 2022, reflecting improved planning and efficiencies across all operations.

ROM production for the Group in the December quarter was 6.9 Mt, 8.8% higher than the preceding September quarter. Saleable production for the Group in the December quarter was 4.0 Mt, 4.1% higher than the September quarter.

Australian Operations (Curragh Complex)

The Curragh Complex delivered ROM production of 3.4 Mt and Saleable production of 2.6 Mt, reflecting increases over the prior September quarter of 29.1% and 12.9%, respectively. During December, the Curragh Complex was impacted by one week of intermittent power outages that prevented continuous processing of ROM coal through the processing plants. The impact resulted in ROM coal inventory exceeding plan, the benefits of which will be realised in the following quarters as the 0.6 Mt ROM coal inventory at the end of December is processed.

As planned, in the December quarter we idled the Company-owned Shovel, T282 trucks, and ancillary equipment, totalling 14 pieces of equipment, that are less productive and cost effective when operating in elevated rainfall periods. The Curragh Complex has removed five fleets from operation since April 2024.

The Australian operations remain committed to optimising performance; and efforts remain focused on improving productivity from the dragline fleet and drill and blast performance; and reducing cost base. The dragline system continues to exceed improvement targets with the ratio of overburden moved by draglines compared to truck/excavator at 52% in December (8% above the FY2024 plan and up from 37% in FY2023).

2

QUARTERLY REPORT DECEMBER 2024 3 U.S. Operations (Logan and Buchanan) Coronado’s U.S. operations ROM production and Saleable production reduced as expected in the December quarter with a scheduled longwall move at Buchanan. The U.S. operations delivered ROM production of 3.5 Mt and Saleable production of 1.4 Mt in the December Quarter, reflecting a decrease compared to the September quarter of 5.7% and 8.6% respectively. At Logan, ROM production was on plan and Saleable production increased 5.9% in the December quarter as compared to the September quarter. At Buchanan, the longwall move from the 1 South LW panel to the 2 South LW panel was successfully completed during the month of November. Buchanan continues to benefit from the operational flexibility afforded by the two longwalls yielding increased skip counts and belt availability. There will be further enhancement through planned completion of the expansion project in 2025 which adds additional intermediate stockpiles and a second set of skips, providing further capacity and redundancy. Rail and port operations associated with Coronado’s U.S. operations performed as expected during the quarter. Safety and Health The Group TRIR as of 31 December 2024 was 1.18. In Australia, the 12-month rolling average TRIFR as of 31 December 2024 was 2.22, compared to a plan of 2.97, reflecting a 34% positive variance to our plan. In the U.S., the 12-month rolling average TRIR as of 31 December 2024 was 2.22, reflecting a 14% improvement from the previous quarter. We continue to advance several initiatives to improve our safety rates every quarter. In the final quarter of 2024, the U.S. division introduced a Fatal Hazard and Critical Control program that when paired with our “life-saving rules” and increased focus on risk assessment, is expected to deliver lower incident rates for 2025 and years to come. Sales volumes, Realisations and Mix The Average realised Met price per tonne sold for the December quarter (mixture of FOB / FOR / Domestic pricing) was 9.1% lower than the September quarter at $163.2 per tonne. Australia’s Average realised Met price per tonne sold for the December quarter was $176.9 per tonne (FOB, 8.7% lower than September quarter). The PLV HCC FOB AUS Index was 3.7% lower in the December quarter than the September quarter. The U.S. operations’ Average realised Met price per tonne was $147.3 per tonne (mostly FOR / Domestic fixed), 9.5% lower than September quarter). Sales volumes for the Group in the December quarter were 4.1 Mt, 4.7% higher than in the September quarter. Sales volumes from the Australian and U.S. operations were 2.6 Mt (6.1% higher) and 1.6 Mt (2.5% higher), respectively. YTD sales volumes for the Group in FY2024 were 15.8 Mt, in-line with the same period in 2023. Sales volumes from the Australian and U.S. operations for FY2024 were 10.2 Mt (3.4% higher) and 5.6 Mt (5.5% lower), respectively. For the December quarter, export sales were 68.2% of total sales volumes and Met Coal sales were 94.0% of total coal revenues. On a YTD basis, export Sales volumes were 69.6% of total Sales volumes and Met Coal sales revenues were 95.2% of total coal revenues. The percentage of Met Coal sales revenues was higher than prior year (December YTD 2023: 91.4%) due to the delivery in prior year of certain U.S. thermal coal contracts negotiated when thermal coal pricing was at elevated levels and product switching was prevalent. METALLURGICAL COAL MARKETS Outlook A sluggish macroeconomic recovery and bearish sentiment around Chinese steel demand has kept Met coal prices broadly stable for the December quarter. The benchmark PLV HCC FOB AUS average index price for the December quarter was $203 per tonne (September quarter: $211 per tonne), while the benchmark LV HCC FOB USEC average index price for the December quarter was $190 per tonne (September quarter: $204 per tonne). Coronado anticipates that Chinese demand fundamentals will remain stable until after the Chinese New Year, contingent on potential additional stimulus measures and clarity on international trade actions from the new US administration. Looking ahead to 2025, Coronado expects a rebound in steel production and consumption in seaborne markets outside of China. This recovery is expected to be driven by increased industrial activity and ongoing trade measures that mitigate the impact of high Chinese steel exports. Consequently, non-China steel production is projected to recover, enhancing demand for seaborne steel-making raw materials.

QUARTERLY REPORT DECEMBER 2024 4 In the USA, Coronado expects a significant boost in steel demand in 2025, fuelled by an improving economic outlook; and policies encouraging reshoring and investment in steel-intensive manufacturing. In the short term, Coronado considers there is potential for a price recovery, primarily driven by increased demand from India as steel production resumes, restocking occurs, and as the Indian government continues to support domestic coke and steel producers through tariffs and quotas on imports of metallurgical coke. FINANCIAL AND CORPORATE December quarter Group revenue was $558 million, 8.3% lower than September quarter Group revenue of $608 million. FY2024 Group revenue was $2,508 million, down 13.2% compared to FY2023 revenue of $2,891 million. Lower FY2024 revenues were largely caused by a 18.9% fall in PLV HCC FOB AUS index prices combined with lower annual U.S. domestic contract pricing compared to FY2023. December quarter Average Mining Costs Per Tonne Sold for the Group were 17.3% lower than the September quarter at $97.3 per tonne. Costs at the Curragh Complex are decreasing, attributable to fleet demobilisations and the cost reduction program. The inventory build in the December quarter had a positive impact on Average Mining Costs Per Tonne sold and enhance the potential for March quarter 2025. December quarter Capital Expenditure of $44 million was down 37% compared to the prior September quarter ($70 million). FY2024 Capital Expenditure of $250 million was up 9.7% compared to FY2023 ($228 million). The increase in Capital Expenditure YTD is largely due to the investment in organic growth projects at both our U.S. and Australian operations that have been directly funded from available cash. At 31 December 2024, the Company was in a Net Debt position of $85 million (30 September 2024: Net Debt $94 million), consisting of a closing cash balance (excluding restricted cash) of $339 million, $400 million aggregate principal amount of 9.250% Senior Secured Notes due 2029 (New Notes), and $24 million in interest bearing liabilities associated with the Curragh housing transaction. Coronado had Available Liquidity of $468 million as at 31 December 2024, comprising cash and cash equivalents (excluding restricted cash) and undrawn available borrowings under its ABL Facility. The New Notes have a lower coupon rate than the previous 10.750% Senior Secured Notes due 2026 (Redeemed Notes); have been included in the BB index; and were oversubscribed. In the December quarter, Coronado announced the resignation of Group Chief Financial Officer Gerhard Ziems effective 31 December 2024 and appointment of Chief Financial Officer Barrie van der Merwe effective 1 April 2025. Coronado intends to release its fourth quarter and YTD 2024 financial results (Form 10-K) to the market on 20 February 2025 (AEST).

QUARTERLY REPORT DECEMBER 2024 5 DEVELOPMENT PROJECTS AND EXPLORATION Mammoth Underground The Mammoth Underground Mine (part of the Curragh Complex) cut first coal on budget and on schedule in December. Caption: Mammoth Underground Mine’s first coal Mammoth Underground Mine has Met Coal reserves of 41 Mt, with coal quality expected to mirror what is being mined at the existing Curragh North open cut. The mine is expected deliver an incremental Saleable production of 1.5 – 2.0 Mtpa in its first phase.

QUARTERLY REPORT
DECEMBER 2024

Buchanan Expansion

The expansion project at Buchanan continued per plan during the December quarter while maintaining the expected commissioning dates during 2025. In the December quarter, underground steel and major component installation progressed on the second set of skips. The permanent shaft collar foundation was complete and the foundation for the hoist house is underway. The steel for the headframe is currently being installed. The project completion date is still expected to be May 2025.

During the December quarter, the stacker tube reclaim tunnel concrete was completed, and the stacker tube is approximately 80% complete. The rotary breaker area tower construction continues. The main tower structure has been erected and electrical and other ancillary work is ongoing.

During the December quarter, excavation was completed on the new surface raw coal storage area. Construction immediately followed and the reclaim tunnel concrete installation and structural steel erection of the screening building is ongoing. The scheduled date for operating the facility is still expected to be June quarter 2025.



Caption: New Surface Raw Coal Storage Area

This Quarterly Report was authorised for release by the Board of Coronado Global Resources Inc.

Contacts

Coronado Global Resources Inc. ARBN: 628 199 468
Registered Office: Level 33, Central Plaza One, 345 Queen Street, Brisbane QLD 4000 Australia.
T: +61 7 3031 7777 | E: investors@coronadoglobal.com | www.coronadoglobal.com

Investors
Chantelle Essa
Vice President Investor Relations
T: +61 477 949 261
E: cessa@coronadoglobal.com

Media
Helen McCombie
Sodali & Co
T: +61 411 756 248
E: helen.mccombie@sodali.com

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QUARTERLY REPORT
DECEMBER 2024

APPENDIX

Quarterly Production and Sales Volumes by Mine

Summary Information (unaudited)		Dec Q24	Sep Q24	Change	Dec 2024 YTD	Dec 2023 YTD	Change
ROM production	**Mt**	**6.9**	**6.3**	**8.8%**	**26.6**	**25.4**	**4.5%**
Curragh	Mt	3.4	2.6	29.1%	12.6	12.8	(1.9%)
Buchanan	Mt	1.8	2.0	(10.7%)	7.4	6.6	11.0%
Logan	Mt	1.6	1.6	0.5%	6.6	6.0	10.9%
Saleable production	**Mt**	**4.0**	**3.8**	**4.1%**	**15.3**	**15.8**	**(3.0%)**
Curragh	Mt	2.6	2.3	12.9%	9.7	10.0	(3.6%)
Buchanan	Mt	0.9	1.1	(15.6%)	3.5	3.6	(2.6%)
Logan	Mt	0.5	0.5	5.9%	2.1	2.2	(0.7%)
Sales volumes	**Mt**	**4.1**	**3.9**	**4.7%**	**15.8**	**15.8**	**0.0%**
Curragh	Mt	2.6	2.4	6.1%	10.2	9.9	3.4%
Buchanan	Mt	1.0	1.0	3.5%	3.5	3.9	(8.3%)
Logan	Mt	0.5	0.5	0.7%	2.1	2.1	0.4%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the ASX and SEC on 20 February 2024, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by Sales volumes; and (iii) Net (Debt) / Cash, which we define as cash and cash equivalents (excluding restricted cash), less the outstanding aggregate principal amount of interest bearing liabilities.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without

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QUARTERLY REPORT
DECEMBER 2024
Coronado STEEL STARTS HERE

unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of Net (Debt) / Cash is shown below for each of the periods presented in this report:

	31 December 2024	30 September 2024
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and cash equivalents	**339,625**	**176,349**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**339,374**	**176,098**
Less: Aggregate principal amount of New Notes (Sep 2024: Redeemed Notes)	(400,000)	(242,326)
Less: Loan – Curragh housing transaction	(24,472)	(27,663)
Net Debt	**(85,098)**	**(93,891)**

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 31 December 2024			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**368,386**	**227,242**	**10,856**	**606,486**
Less: Selling, general and administrative expense	(10)	-	(10,299)	(10,309)
Less: Depreciation, depletion and amortization	(21,681)	(24,952)	(557)	(47,190)
Total operating costs	**346,695**	**202,290**	**-**	**548,985**
Less: Other royalties	(42,183)	(11,890)	-	(54,073)
Less: Stanwell rebate	(33,577)	-	-	(33,577)
Less: Freight expenses	(37,251)	(20,474)	-	(57,725)
Less: Other non-mining costs	(6,498)	-	-	(6,498)
Total mining costs	**227,186**	**169,926**	**-**	**397,112**
Sales Volume excluding non-produced coal (Mt)	2.5	1.6	-	4.1
Average mining costs per tonne sold	**$89.8/t**	**$109.5/t**	**-**	**$97.3/t**

	For the three months ended 30 September 2024			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**438,184**	**227,466**	**9,733**	**675,383**
Less: Selling, general and administrative expense	(12)	-	(9,162)	(9,174)
Less: Depreciation, depletion and amortization	(19,837)	(25,151)	(571)	(45,559)
Total operating costs	**418,335**	**202,315**	**-**	**620,650**
Less: Other royalties	(51,567)	(11,453)	-	(63,020)
Less: Stanwell rebate	(25,391)	-	-	(25,391)
Less: Freight expenses	(41,474)	(24,652)	-	(66,126)
Less: Other non-mining costs	(9,782)	-	-	(9,782)
Total mining costs	**290,121**	**166,210**	**-**	**456,331**
Sales Volume excluding non-produced coal (Mt)	2.4	1.5	-	3.9
Average mining costs per tonne sold	**$122.8/t**	**$109.7/t**	**-**	**$117.7/t**

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QUARTERLY REPORT
DECEMBER 2024

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
	For the twelve months ended 31 December 2024			
Total costs and expenses	**1,680,818**	**869,790**	**38,609**	**2,589,217**
Less: Selling, general and administrative expense	(57)	-	(36,887)	(36,944)
Less: Depreciation, depletion and amortization	(88,329)	(99,310)	(1,722)	(189,361)
Total operating costs	**1,592,432**	**770,480**	**-**	**2,362,912**
Less: Other royalties	(247,201)	(42,477)	-	(289,678)
Less: Stanwell rebate	(116,870)	-	-	(116,870)
Less: Freight expenses	(149,987)	(91,390)	-	(241,377)
Less: Other non-mining costs	(24,308)	(7,371)	-	(31,679)
Total mining costs	**1,054,066**	**629,242**	**-**	**1,683,308**
Sales Volume excluding non-produced coal (Mt)	10.1	5.6	-	15.7
Average mining costs per tonne sold	**$104.6/t**	**$112.6/t**	**-**	**$107.4/t**

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
	For the twelve months ended 31 December 2023			
Total costs and expenses	**1,756,635**	**876,753**	**85,245**	**2,718,633**
Less: Selling, general and administrative expense	(30)	-	(84,147)	(84,177)
Less: Depreciation, depletion and amortization	(76,561)	(82,962)	(1,098)	(160,711)
Total operating costs	**1,679,954**	**793,791**	**-**	**2,473,745**
Less: Other royalties	(294,467)	(51,415)	-	(345,882)
Less: Stanwell rebate	(136,523)	-	-	(136,523)
Less: Freight expenses	(166,980)	(92,730)	-	(259,710)
Less: Other non-mining costs	(23,386)	(38,721)	-	(62,107)
Total mining costs	**1,058,598**	**610,925**	**-**	**1,669,523**
Sales Volume excluding non-produced coal (Mt)	9.8	5.8	-	15.5
Average mining costs per tonne sold	**$108.5/t**	**$106.0/t**	**-**	**$107.6/t**

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
	For the three months ended 31 December 2024		
Total Revenues	**334,431**	**223,089**	**557,520**
Less: Other revenues	(9,903)	(832)	(10,735)
Total coal revenues	**324,528**	**222,257**	**546,785**
Less: Thermal coal revenues	(24,456)	(8,159)	(32,615)
Met Coal revenues	**300,072**	**214,098**	**514,170**
Volume of Met Coal sold (Mt)	1.7	1.5	3.2
Average realised Met price per tonne sold	**$176.9/t**	**$147.3/t**	**$163.2/t**

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
	For the three months ended 30 September 2024		
Total Revenues	**365,953**	**242,262**	**608,215**
Less: Other revenues	(7,301)	(211)	(7,512)
Total coal revenues	**358,652**	**242,051**	**600,703**
Less: Thermal coal revenues	(24,058)	(4,950)	(29,008)
Met Coal revenues	**334,594**	**237,101**	**571,695**
Volume of Met Coal sold (Mt)	1.7	1.5	3.2
Average realised Met price per tonne sold	**$193.8/t**	**$162.8/t**	**$179.6/t**

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QUARTERLY REPORT
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Coronado STEEL STARTS HERE

(In US$'000, except for volume data, unaudited)	For the twelve months ended 31 December 2024 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,594,981**	**912,732**	**2,507,713**
Less: Other revenues	(34,706)	(28,145)	(62,851)
Total coal revenues	**1,560,275**	**884,587**	**2,444,862**
Less: Thermal coal revenues	(87,798)	(30,000)	(117,798)
Met Coal revenues	**1,472,477**	**854,587**	**2,327,064**
Volume of Met Coal sold (Mt)	7.2	5.3	12.5
Average realised Met price per tonne sold	**$203.9/t**	**$160.1/t**	**$185.3/t**

(In US$'000, except for volume data, unaudited)	For the twelve months ended 31 December 2023 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,681,522**	**1,209,081**	**2,890,603**
Less: Other revenues	(35,770)	(24,144)	(59,914)
Total coal revenues	**1,645,752**	**1,184,937**	**2,830,689**
Less: Thermal coal revenues	(88,281)	(153,925)	(242,206)
Met Coal revenues	**1,557,471**	**1,031,012**	**2,588,483**
Volume of Met Coal sold (Mt)	6.8	5.2	12.0
Average realised Met price per tonne sold	**$230.2/t**	**$196.9/t**	**$215.7/t**

A reconciliation of Available Liquidity is shown below for each of the periods presented in this report:

(In US$000, except for volume data, unaudited)	31 December 2024 Total Consolidated	30 September 2024 Total Consolidated
Cash and cash equivalents	**339,625**	**176,349**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**339,374**	**176,098**
Add: Short-term deposits	-	21,976
Add: Undrawn available borrowing under the ABL facility	128,563	128,024
Available Liquidity	**467,937**	**326,098**

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QUARTERLY REPORT
DECEMBER 2024

GLOSSARY

A$	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised pricing	Actual price received
Average realised Met price per tonne sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 31 December 2024

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